Exhibit 4.5

INDEMNITY AGREEMENT

This Agreement made and effective as of February 23, 2023.

BETWEEN:

HAMMERHEAD ENERGY INC., a corporation amalgamated under the laws of the Province of Alberta (hereinafter called the “Corporation”)

AND

[•], an individual residing in the City of [•], in the [•] (hereinafter called the “Indemnified Party”)

WHEREAS the Indemnified Party has agreed to act as a director and/or officer of the Corporation and has or may agree to serve, at the request of the Corporation, as a director and/or officer of another body corporate (a “Body Corporate”), as defined in the Business Corporations Act (Alberta) (the “Act”), of which the Corporation is a shareholder or creditor;

AND WHEREAS in accordance with the provisions of the by-laws of the Corporation (the “By-Laws”) and the Act, it is desired that the Corporation indemnify the Indemnified Party in certain circumstances in respect of liability which the Indemnified Party may incur as a result of the Indemnified Party acting as a director and/or officer of the Corporation, or as a director and/or officer of such Body Corporate;

NOW THEREFORE, IN CONSIDERATION OF the premises and mutual covenants herein contained, and in consideration of the sum of One ($1.00) Dollar paid by the Indemnified Party to the Corporation (the receipt of which is hereby acknowledged) and the Indemnified Party acting and/or continuing to act as a director and/or officer of the Corporation or as a director and/or officer of such Body Corporate, the Corporation and the Indemnified Party do hereby covenant and agree as follows:

1.	Interpretation

For the purposes of this Agreement the term “Indemnified Party” shall be construed to include the Indemnified Party’s estate, executors, administrators, legal representatives or lawful heirs to the fullest extent possible wherever the context will permit same.

2.	Agreement to Serve

The Indemnified Party agrees to serve and/or continue to serve as a director and/or officer of the Corporation or of a Body Corporate, so long as the Indemnified Party is duly elected or appointed, as the case may be, and qualified in accordance with the provisions of the Act and the By-Laws; provided, however, that (i) the Indemnified Party may at any time and for any reason resign from such position (subject to any contractual obligations which the Indemnified Party shall have assumed apart from this Agreement), and (ii) neither the Corporation nor any Body Corporate shall have any obligation under this Agreement to continue the Indemnified Party in any such position(s).

3.	Indemnification

(a)

To the full extent allowed by law, the Corporation agrees to indemnify and save harmless the Indemnified Party, from and against any and all damages, liabilities, costs, charges or expenses suffered or incurred by the Indemnified Party, directly or indirectly, as a result or by reason of the Indemnified Party being or having been a director and/or officer of the Corporation or Body Corporate or by reason of any action taken or not taken by the Indemnified Party in their capacity as a director and/or officer of the Corporation or Body Corporate, including, without limitation, any liability for unpaid employee wages and severance or termination of any employee, provided that such damages, liabilities, costs, charges or expenses were not suffered or incurred as a direct result of the Indemnified Party’s own fraud, dishonesty or wilful default.

(b)	Without limiting the generality of subsection 3(a) herein, the Corporation agrees:

(i)

except in respect of an action by or on behalf of the Corporation or Body Corporate to procure a judgment in its favour, to indemnify the Indemnified Party against all costs, charges and expenses, including an amount paid to settle an action, cause of action, claim or demand whatsoever or to satisfy a judgment, reasonably incurred by the Indemnified Party in respect of any civil, criminal, administrative, investigative or other action or proceeding in which the Indemnified Party is involved by reason of being or having been a director and/or officer of the Corporation or Body Corporate, if:

(A)	the Indemnified Party acted honestly and in good faith with a view to the best interests of the Corporation or Body Corporate, as applicable; and

(B)

in the case of a criminal, administrative, investigative or other action or proceeding that is enforced by monetary penalty, the Indemnified Party had reasonable grounds for believing that the Indemnified Party’s conduct was lawful;

(ii)

to indemnify the Indemnified Party in respect of an action by or on behalf of the Corporation or Body Corporate to procure a judgment in its favour, in which the Indemnified Party is involved by reason of being or having been a director and/or officer of the Corporation or Body Corporate, from and against all costs, charges and expenses reasonably incurred by the Indemnified Party in connection with the action if the Indemnified Party has fulfilled the conditions set forth in subsections 3(b)(i)(A) and (B) herein, and if the Corporation obtains the approval of the Court (as defined in the Act) to grant such indemnity;

(iii)

in the event that the approval of the Court or any other court is required to effect any indemnification granted hereunder, the Corporation agrees to make application for and use its best efforts to obtain the Court’s approval to such indemnification, provided that the Indemnified Party has fulfilled the conditions set forth in subsections 3(b)(i)(A) and (B) herein;

(iv)

notwithstanding subsections 3(b)(i) and (ii) herein, to indemnify the Indemnified Party in respect of all costs, charges and expenses reasonably incurred by the Indemnified Party in connection with the defence of any civil, criminal, administrative, investigative or other action or proceeding in which the Indemnified Party is involved by reason of being or having been a director and/or officer of the Corporation or Body Corporate, if the Indemnified Party:

(A)	was not judged by a court or competent authority to have committed any fault or omitted to do anything that the Indemnified Party ought to have done; and

(B)	fulfills the conditions set out in subsections 3(b)(i)(A) and (B) herein; and

[Indemnity Agreement]

(v)

to indemnify the Indemnified Party in respect of all costs, charges and expenses reasonably incurred by the Indemnified Party in connection with the defence of any threatened civil, criminal, administrative, investigative or other action or proceeding or alleged wrongdoing (or settlement thereof with the consent of the Corporation) against the Indemnified Party by reason of being or having been a director and/or officer of the Corporation or Body Corporate; and

(vi)

for the purposes of this Agreement including, without limitation, Section 3 herein, the termination of any such civil, criminal, administrative, investigative or other action or proceeding by judgment, order, settlement, conviction, plea of guilty or no contest or its equivalent or similar or other result shall not, of itself, create a presumption either that the Indemnified Party did not act honestly or in good faith with a view to the best interests of the Corporation or Body Corporate or that, in the case of a criminal, administrative, investigative or other action or proceeding that is enforced by a monetary penalty, the Indemnified Party did not have reasonable grounds for believing that the Indemnified Party’s conduct was lawful, unless the judgment or order of the Court shall specifically find otherwise.

(c)

The intention of this Agreement is to provide the Indemnified Party indemnification to the fullest extent permitted by law, and without limiting the generality of the foregoing, and notwithstanding anything contained herein:

(i)	nothing in this Agreement shall be interpreted, by implication or otherwise, to limit the scope of the indemnification provided in subsections 3(a) and (b) herein; and

(ii)

subsection 3(b) herein is intended to provide indemnification to the Indemnified Party to the fullest extent permitted by the Act and, in the event that such statute is amended to permit a broader scope of indemnification (including, without limitation, the deletion or limiting of one or more of the provisos to the applicability of indemnification), subsection 3(b) herein shall be deemed to be amended concurrently with the amendment to the statute so as to provide such broader indemnification.

4.	Partial Indemnification

If the Indemnified Party is determined to be entitled under any provision of this Agreement to indemnification by the Corporation or Body Corporate for some or a portion of the costs, charges and expenses incurred in respect of any actions, proceedings, investigations, inquiries, or hearings but not for the total amount thereof, the Corporation or Body Corporate shall nevertheless indemnify the Indemnified Party for the portion thereof to which the Indemnified Party is determined to be entitled.

5.	Pre-Paid Expenses

All costs, charges and expenses reasonably incurred by the Indemnified Party in investigating, defending or appealing any civil, criminal, administrative, investigative or other action or proceeding, actual or threatened, covered hereunder shall, at the request of the Indemnified Party, be paid by the Corporation in advance as may be appropriate to enable the Indemnified Party to properly investigate, defend or appeal such action or proceeding, with the understanding and agreement being herein made that, in the event that it is ultimately determined as provided hereunder that:

(a)	the Indemnified Party was judged by a court or competent authority to have committed any fault or omitted to do anything that the person ought to have done; or

[Indemnity Agreement]

(b)	the Indemnified Party did not fulfill the conditions set out in subsections 3(b)(i)(A) and (B) herein;

the Indemnified Party shall indemnify and hold harmless the Corporation, and pay to the Corporation forthwith after such ultimate determination, such amount or the appropriate portion thereof, so paid in advance.

6.	Other Rights and Remedies

Indemnification and advance payment of costs, charges and expenses as provided by this Agreement shall not be deemed to derogate from or exclude any other rights to which the Indemnified Party may be entitled under any provision of the Act or otherwise at law, the articles of the Corporation or Body Corporate, the By-Laws or the by-laws of such Body Corporate, this Agreement, any other agreement between the Indemnified Party and the Corporation or a Body Corporate, any vote of shareholders of the Corporation or Body Corporate, or otherwise, both as to matters arising out of the Indemnified Party’s capacity as a director and/or officer of the Corporation or Body Corporate, or as to matters arising out of another capacity with the Corporation while being a director and/or officer of the Corporation or Body Corporate, and shall continue after the Indemnified Party has ceased to be a director and/or officer of the Corporation or Body Corporate.

7.	Limitation of Actions and Release of Claims

No legal action shall be brought and no cause of action shall be asserted by or on behalf of the Corporation or any Body Corporate against the Indemnified Party after the expiration of two years from the date the Indemnified Party ceased (for any reason) to be a director and/or officer of the Corporation or Body Corporate, and the Corporation agrees that any claim or cause of action of the Corporation or of any Body Corporate shall be extinguished and the Indemnified Party deemed released therefrom absolutely, unless asserted by the commencement of legal action in a court of competent jurisdiction within such two-year period.

8.	Notice of Proceedings

The Indemnified Party agrees to give notice to the Corporation within seven days of being served with any statement of claim, writ, notice of motion, indictment or other document commencing or continuing any civil, criminal, administrative, investigative or other action or proceeding against the Indemnified Party as a party by reason of being or having been a director and/or officer of the Corporation or Body Corporate, and in respect of any threatened civil, criminal, administrative, investigative or other action or proceeding or alleged wrongdoing against the Indemnified Party by reason of the Indemnified Party being or having been a director and/or officer of the Corporation or Body Corporate, and the Corporation agrees to give notice to the Indemnified Party in writing within seven days of:

(a)

being served (or a Body Corporate being served) with any such statement of claim, writ, notice of motion, indictment or other document commencing or continuing any civil, criminal, administrative, investigative or other action or proceeding, naming the Indemnified Party as a party; or

(b)

receiving notice (or a Body Corporate receiving notice) of any such threatened civil, criminal, administrative, investigative or other action or proceeding against, or alleged wrongdoing of the Indemnified Party;

[Indemnity Agreement]

provided, however, that the failure of the Indemnified Party to give such notice to the Corporation shall not adversely affect the Indemnified Party’s rights under this Agreement except to the extent that the Corporation or Body Corporate shall have been materially prejudiced as a direct result of such failure.

9.	Counsel

The Corporation may retain counsel who shall be reasonably satisfactory to the Indemnified Party to represent the Indemnified Party in any such matter. In any such matter the Indemnified Party shall have the right to retain other counsel to act on the Indemnified Party’s behalf, provided that the fees and disbursements of such other counsel shall be paid by the Indemnified Party, unless:

(a)	the Indemnified Party and the Corporation or Body Corporate shall have mutually agreed to the retention of such other counsel;

(b)

the Corporation shall not have retained counsel to represent the Indemnified Party within 10 days of receiving notice of the claim or other matter to which indemnity may be required to be provided hereunder; or

(c)

the named parties to any such action, claim, demand or proceeding (including any added third, or interpleaded parties) include the Corporation or Body Corporate and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them (including the availability of different defences);

in which event the Corporation agrees to pay the fees and disbursements of such counsel.

10.	Indemnified Party to Cooperate

The Indemnified Party agrees to give the Corporation or Body Corporate, as applicable, such information and cooperation as the Corporation may reasonably require from time to time in respect of all matters hereunder.

11.	Insurance

(a)

The Corporation agrees to purchase and maintain or cause to be purchased and maintained, while the Indemnified Party remains a director or officer of the Corporation or a Body Corporate and for a minimum of six years thereafter (which six year period or portion thereof may be in the form of “tail” coverage), insurance for the benefit of the Indemnified Party against any liability incurred by the Indemnified Party in their capacity as a director and/or officer of the Corporation or Body Corporate on terms no less favourable in terms of coverage and amounts, to the extent permitted by law and available on reasonable commercial terms, than such insurance maintained by the Corporation or any other entity on the Corporation’s behalf on the date hereof; provided that such insurance shall not apply where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the Corporation or Body Corporate, as the case may be.

(b)

The Corporation agrees to provide evidence to the Indemnified Party on request from the Indemnified Party on an annual basis (on the anniversary date of this Agreement) during the term for which the Corporation is obligated to maintain such insurance under the terms hereof, that it has the insurance required under the terms of this Agreement and that it has paid the applicable premium(s) for such insurance and shall, upon request of the Indemnified Party, provide the Indemnified Party with a copy of the relevant insurance policy within 14 days of such request. If

[Indemnity Agreement]

the Indemnified Party is not provided with evidence that the Corporation has such insurance or that it has paid the applicable premium, the Indemnified Party shall be entitled to purchase the required insurance and the Corporation agrees to indemnify and save harmless the Indemnified Party for all expenses incurred by or on behalf of the Indemnified Party to obtain such insurance coverage.

(c)

In the event an insurable event occurs, the Indemnified Party will be indemnified promptly as agreed hereto regardless of whether the Corporation has received the insurance proceeds. The Indemnified Party is entitled to full indemnification as agreed hereto notwithstanding any deductible amounts or policy limits contained in any such insurance policy.

12.	No Duplication of Payments

The Corporation shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable under this Agreement if, and to the extent that, the Indemnified Party has otherwise actually received such payment under any contract, agreement, insurance policy or otherwise.

13.	Taxes Payable

The Corporation agrees to reimburse the Indemnified Party for the net amount of tax payable by the Indemnified Party under the taxing laws of any jurisdiction provided that such net taxes payable are directly a result of the payment or reimbursement to the Indemnified Party of expenses under this Agreement, including this Section 13, constituting a taxable benefit to the Indemnified Party.

14.	Effective Time

This Agreement shall be effective as and from the first day that the Indemnified Party became or becomes a director and/or officer of the Corporation and/or Body Corporate.

15.	Notices

Unless otherwise permitted by this Agreement, all notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been fully given if personally delivered to the party to whom the notice or other communication is directed, or if mailed by pre-paid registered mail, on the fifth business day after the date on which it is so mailed (provided that if there is an interruption in the regular postal service during such period arising out of a strike, walk-out, work slow-down or similar labour dispute in the postal system, all days during which such interruption occurs shall not be counted), or if transmitted by e-mail on the date of delivery (provided that if such delivery occurs on a date that is not a business day or after 5:00 p.m. (local time) on a business day, then such delivery shall be deemed to have been given on the next business day):

(a)	if to the Indemnified Party, at:

[•]

Email: [•]

(b)	if to the Corporation, at:

[Indemnity Agreement]

Hammerhead Energy Inc.

Eighth Avenue Place, East Tower

2700, 525-8th Avenue S.W.

Calgary, Alberta, T2P 1G1

Attention: President and Chief Executive Officer

Email: SSobie@hhres.com

or to such other address as each party may from time to time notify the other of in writing.

If the Corporation receives notice from any other source of any matter which the Indemnified Party would otherwise be obligated hereunder to give notice of to the Corporation, then the Indemnified Party shall be relieved of the Indemnified Party’s obligation hereunder to give notice to the Corporation, provided that the Corporation has not suffered any damage from the failure of the Indemnified Party to give notice as herein required.

16.	Severability

If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever:

(a)

the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any Section of this Agreement containing such provisions held to be invalid, illegal or unenforceable that are not of themselves in whole invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and

(b)

to the fullest possible extent, the provisions of this Agreement (including, without limitations, all portions of any Sections of this Agreement containing any such provisions held to be invalid, illegal or unenforceable, that are not of themselves in whole invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision which is held to be invalid, illegal or unenforceable.

17.	Governing Law

The parties hereto agree that this Agreement shall be construed and enforced in accordance with the laws of the Province of Alberta.

18.	Further Assurances

Each party hereto shall promptly do, execute and deliver or cause to be done, executed and delivered all further acts, documents and things in connection with this Agreement that the other party hereto may reasonably require for the purpose of giving effect to this Agreement.

19.	Assignment

This Agreement shall not be assigned by either party hereto without the prior written consent of the other party hereto.

[Indemnity Agreement]

20.	Modification and Waiver

No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

21.	Entire Agreement

This Agreement shall supersede and replace any and all prior agreements (except any written agreement of employment between the Corporation or a Body Corporate and the Indemnified Party, which shall remain in full force and effect), except to the extent augmented or amended hereby, between the parties hereto respecting the matters set forth herein, and shall constitute the entire agreement between the parties hereto in respect of the matters set forth herein.

22.	Successors and Assigns

This Agreement shall be binding upon and enure for the benefit of the Corporation and its successors and permitted assigns and to the Indemnified Party and their estate, executors, administrators, legal representatives, lawful heirs, and permitted assigns.

23.	Successor Legislation

Any references herein to any enactment shall be deemed to be references to such enactment as the same may be amended or replaced from time to time and, in the event that the Corporation is continued, incorporated, amalgamated, arranged under or otherwise becomes governed by an enactment other than the Act, then all references herein to the Act shall be deemed to be references to such enactment as the same may be amended or replaced from time to time.

24.	Counterparts

This Agreement may be executed and delivered in counterparts and by electronic means, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

[Signature Page Follows]

[Indemnity Agreement]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as at the date first above written.

HAMMERHEAD ENERGY INC.

Per:

[•]

[Signature Page to Indemnity Agreement]